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Exhibit (a)(3)

TENET HEALTHCARE CORPORATION

FORM OF NOTICE OF WITHDRAWAL OF OPTIONS
PREVIOUSLY ELECTED FOR EXCHANGE
PURSUANT TO THE OFFER TO EXCHANGE DATED MAY 27, 2005

If you previously elected to exchange your eligible options for restricted stock units by a paper Letter of Transmittal and you would like to withdraw your election to exchange, you must complete and sign this notice of withdrawal and return it by facsimile, regular mail, overnight delivery or hand delivery using the following contact information:

By facsimile at: (469) 893-7005, Attn: Compensation Department

By regular mail to: Tenet Healthcare Corporation, Attn: Compensation Department, P.O. Box 809088, Dallas, TX 75380-9088

By overnight or hand delivery to: Tenet Healthcare Corporation, Attn: Compensation Department, 13737 Noel Road, Ste. 100, Dallas, TX 75240.

You are not required to return this paper notice of withdrawal if you wish to withdraw options previously tendered via the eTenet Election Tool. If you wish to withdraw an election which has been made via the eTenet Election Tool on the company's intranet please access https://secure.etenet.com/apps/mtso/ and make your withdrawal there before 4:00 p.m., Eastern time, on June 30, 2005.

We must receive your election to withdraw before 4:00 p.m., Eastern time, on June 30, 2005, unless the offer is extended, in which case this notice must be received before the extended expiration of the offer. If you choose to send a paper notice of withdrawal you can call (469) 893-2312 to confirm that your Notice of Withdrawal has been received.

If you have questions regarding the withdrawal of your election, please call (469) 893-2312 or send an e-mail to Executive.Compensation@tenethealth.com.

From:	Name: ________________________________________
Social Security No.: _______________________________
Daytime Phone No.: _______________________________
To:	Tenet Healthcare Corporation

        I previously received the Offer to Exchange dated May 27, 2005, the form of Certificate Evidencing Restricted Stock Unit Grant and the Third Amended and Restated 2001 Stock Incentive Plan (the "Stock Incentive Plan").

        I signed and returned the Letter of Transmittal, thereby electing to exchange my eligible option for restricted stock units of Tenet. I now wish to withdraw my election. I understand that by signing this Notice of Withdrawal and delivering it pursuant to the procedure described in Section 4 of the Offer to

Exchange and the instruction above, I will be withdrawing my election with respect to all eligible options listed below.

Grant Date	Exercise Price	Eligible Options	Number of Restricted Stock Units

        By withdrawing my election, I understand that I will not receive any restricted stock units for, and will continue to hold, the options withdrawn from the election, which will continue to be governed by the terms and conditions of the Stock Incentive Plan, and by the terms and conditions of the existing award agreement(s) between Tenet and me.

        I have completed and signed the following exactly as my name appears on either the original Letter of Transmittal or the electronic signature page on the eTenet Election Tool

Signature: _______________________________	Date: _____________________
Print Name: ____________________________

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  Exhibit (a)(3)